Synthetic Blood International, Inc.
3189 Airway Avenue, Building C
Costa Mesa, CA 92626

To:
Dr. Gerald L. Klein
3044 Wyntree Ridge Way
Raleigh, NC 27606-8977

Engagement Letter

Dear Gerry:

Subject to our by-laws we herewith confirm your engagement as a director and a member of the board of our company (SYBD).

We agreed that monetary compensation shall be through a consulting contract with you.

Independent of the aforementioned consulting contract, we will pay you the following stock compensation for your services:

Stock options (3 years life), exercisable at a price of $0.30, as follows: 300,000 with this appointment to the board of directors; 300,000 at closing of a license agreement, or sale of the company within 24 months after appointment to the board of directors.

As discussed, the board may discuss and decide on an expansion of this agreement.

With regard to the services to be performed by you pursuant to the terms of this engagement, you shall not be liable to SYBD, or to anyone who may claim any right due to any relationship with SYBD, for any acts or omissions in the performance of services on your part. SYBD shall hold your free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from or growing out of the services rendered to SYBD pursuant to the terms of this agreement or in any way connected with the rendering of services, except when you are adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction. SYBD shall maintain an appropriate director’s and officer’s (D&O) insurance at all times and cover you under such a policy.

Sincerely, Synthetic Blood International, Inc. (SYBD)	Accepted:

By: Chris Stern Date: 3/24/08	Gerald L. Klein Date: